Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278465

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 2, 2024)

____________________________________________________________________________________

PVH CORP.

$500,000,000 5.500% Senior Notes due 2030

____________________________________________________________________________________

This is an offering (the “offering”) by PVH Corp. (the “Company,” “we,” “our” or “us”) of an aggregate $500,000,000 of 5.500% Senior Notes due 2030, which we refer to as the “notes.” We will pay interest on the notes semi-annually in arrears on June 13 and December 13 of each year, beginning on December 13, 2025. The notes will mature on June 13, 2030.

We may redeem the notes, at our option, in whole or in part, at any time and from time to time, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See “Description of Notes — Optional Redemption.” If a “change of control repurchase event” (as defined herein) occurs, we may be required to repurchase the notes from holders. See “Description of Notes — Change of Control Repurchase Event.”

The notes are to be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be our unsecured unsubordinated obligations, and the payment of principal of, premium, if any, and interest will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations.

Investing in the notes involves risks. See the section entitled “Risk Factors” beginning on page S-9.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	99.870%	$499,350,000
Underwriting Discount	0.750%	$3,750,000
Proceeds to PVH Corp. (before expenses)	99.120%	$495,600,000

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) on or about June 13, 2025.

____________________________________________________________________________________

Joint Book-Running Managers

BofA Securities	Barclays	Citigroup	J.P. Morgan	Mizuho

Senior Co-Manager

Truist Securities

Co-Managers

BNP PARIBAS	Citizens Capital Markets	PNC Capital Markets LLC	Scotiabank	US Bancorp

Prospectus Supplement dated June 10, 2025

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and this offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering and about this offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. This prospectus supplement also adds updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Incorporation by Reference,” before investing in the notes.

We changed our name to “PVH Corp.” from “Phillips-Van Heusen Corporation” on June 23, 2011. References to us in the accompanying prospectus, the registration statement of which this prospectus supplement is a part and certain of the documents incorporated by reference into this prospectus supplement use our former corporate name.

References to “we,” “our” or “us” refer to PVH Corp. and its subsidiaries, except where the context otherwise requires.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus supplement. The documents we incorporate by reference are:

•        our annual report on Form 10-K for the fiscal year ended February 2, 2025 (our “2024 10-K”);

•        our quarterly report on Form 10-Q for the quarterly period ended May 4, 2025 (our “Q1 2025 10-Q”);

•        the portions of our definitive proxy statement on Schedule 14A, filed on May 9, 2025, incorporated by reference into our 2024 10-K; and

•        our current reports on Form 8-K filed with the SEC on February 5, 2025, March 11, 2025, April 2, 2025, April 4, 2025, April 25, 2025, April 30, 2025, May 8, 2025 and June 4, 2025.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by visiting our website at www.pvh.com, or by writing or telephoning us at the following:

PVH Corp.
285 Madison Avenue
New York, New York 10017
Attention: Secretary
Telephone: (212) 381-3500

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation:

•        our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion;

•        our ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, our Heritage Brands menswear and retail businesses, the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on our Calvin Klein and TOMMY HILFIGER businesses and our current multi-year initiative to simplify our operating model;

•        the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced, in-process plan to bring in house a significant portion of the product categories that are or had been licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by us;

•        we have significant levels of outstanding debt, as well as significant additional borrowing capacity, and we use a significant portion of our cash flows to service our indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past;

•        the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores and our directly operated digital commerce sites, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors;

•        our ability to manage our growth and inventory;

•        restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where we or our licensees produce goods under our trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require us to absorb costs or try to pass costs onto consumers, which could materially impact our revenue and profitability;

•        the availability and cost of raw materials;

•        our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced);

•        the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection;

•        changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where our licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to our exit from our retail business in Russia and the cessation of our wholesale operations in Russia and Belarus, and the temporary cessation of business by many of our business partners in Ukraine;

•        disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to our stores and customers, order cancellations and lost sales, as well as in noncash impairments of our goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment;

•        actions taken towards sustainability and social and environmental responsibility as part of our sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in our brands, as well as our brands’ values and the potential for adverse consumer response to any sustainability, social or environmental actions taken by us;

•        the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands;

•        significant fluctuations of the U.S. dollar against foreign currencies in which we transact significant levels of business;

•        our retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year;

•        the impact of new and revised tax legislation and regulations;

•        the impacts of the decision by China’s Ministry of Commerce to place us on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on us that have the effect of limiting or prohibiting our ability to do business in China; and

•        other risks and uncertainties indicated from time to time in our filings with the SEC.

We have discussed some of these factors in more detail under “Risk Factors” of this prospectus supplement. These factors are not necessarily all of the important factors that could affect us.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors.”

About PVH Corp.

We are one of the largest global apparel companies in the world. We have approximately 28,000 associates, operate in more than 40 countries and generated $8.7 billion, $9.2 billion and $9.0 billion in revenues in 2024, 2023 and 2022, respectively. Our global iconic lifestyle brands, TOMMY HILFIGER and Calvin Klein, together generated over 90% of our revenue during each of 2024, 2023 and 2022.

In addition to TOMMY HILFIGER and Calvin Klein, which are owned, we previously owned a portfolio of other brands, including Warner’s, Olga and True&Co., which we owned until November 27, 2023, and Van Heusen, which we owned through the second quarter of 2021. We currently license Van Heusen, along with Nike and other brands, from third parties for certain product categories. We refer to our currently or previously owned and licensed trademarks, other than TOMMY HILFIGER and Calvin Klein, as our “heritage brands” and the businesses we currently operate or previously operated under the heritage brands as our “Heritage Brands business.”

We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our principal executive offices are located at 285 Madison Avenue, New York, New York 10017; our telephone number is (212) 381-3500. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

The Offering

In this section “The Offering,” “we,” “our,” or “us” are in respect of and refer only to PVH Corp. and not any of its subsidiaries.

Issuer	PVH Corp.
Notes Offered	$500,000,000 aggregate principal amount of 5.500% Senior Notes due 2030.
Maturity	June 13, 2030
Interest	The notes will bear interest at a rate of 5.500% per year, payable in cash semi-annually in arrears on June 13 and December 13 of each year, beginning on December 13, 2025.
Optional Redemption

Prior to May 13, 2030 (one month prior to the maturity date of the notes) (the “Par Call Date”), we may redeem the notes, at our option, in whole or in part, at any time and from time to time, at a redemption price calculated by us and equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined under “Description of Notes — Optional Redemption”) that would be due if the notes matured on the Par Call Date, discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined under “Description of Notes — Optional Redemption”) plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

See “Description of Notes — Optional Redemption.”

Priority

The notes will be our unsecured unsubordinated obligations, and the payment of principal of, premium, if any, and interest will:

•   rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations;

•   rank senior in right of payment to all of our existing and future subordinated indebtedness;

•   be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•   be structurally subordinated in right of payment to all of the existing and future indebtedness, liabilities and other obligations of each of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have liabilities of their own, which will be structurally senior to the notes. None of our subsidiaries will have any obligations with respect to the notes. Therefore, our rights and the rights of our creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.

We had outstanding as of May 4, 2025 an aggregate principal amount of $2.356 billion of indebtedness, including $500 million of the Company’s existing 4 5⁄8% Senior Notes due 2025 (the “2025 notes”).

No Guarantees	The notes will not be guaranteed by any of our subsidiaries.
Additional Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first interest payment date); provided that, if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes, and will vote together as one class on all matters with the notes offered hereby.

Change of Control Repurchase Event

If a “change of control repurchase event” (as defined in “Description of Notes — Change of Control Repurchase Event”) occurs, unless we have exercised our right to redeem the notes as described under “Description of Notes — Optional Redemption,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. See “Description of Notes — Change of Control Repurchase Event.”

Covenants

The indenture governing the notes will contain covenants that limit, among other things:

•   our and our Restricted Subsidiaries’ (as defined under “Description of Notes — Limitation on Liens”) ability to incur certain liens and engage in certain sale and leaseback transactions; and

•   our ability to consolidate or merge, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important qualifications and exceptions. See “Description of Notes.”

Denominations	The notes are to be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
No Prior Market

The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Listing	We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system.
Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.
Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank Trust Company, National Association
Use of Proceeds

We intend to use the net proceeds of the offering to repay or redeem all $500 million outstanding aggregate principal amount of the 2025 notes and for general corporate purposes. See “Use of Proceeds.”

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

RISK FACTORS

Before investing in the notes, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, we may be unable to pay interest on, or the principal of, our debt securities, the trading price of the notes could decline and you could lose all or part of your investment. If there is any inconsistency between the information set forth in this section, the accompanying prospectus and any documents incorporated by reference, you should rely on the information set forth in this section.

Risks Related to Our Indebtedness and the Notes

In this section, “Risks Related to Our Indebtedness and the Notes,” “we,” “our,” or “us” refer only to PVH Corp. and not any of its subsidiaries.

Our level of debt could impair our financial condition and ability to operate.

We had outstanding as of May 4, 2025 an aggregate principal amount of $2.356 billion of indebtedness, including $500 million of the 2025 notes. Our level of debt could have important consequences to investors, including:

•        requiring a substantial portion of our cash flows to be used for the payment of principal and interest, thereby reducing the funds available to us for our operations or other capital needs, including planning for, or reacting to, changes in our business;

•        increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flows, we will be required to devote a greater proportion of our cash flow to paying principal and interest;

•        limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions, contributions to our pension plans and general corporate requirements;

•        placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to utilize in, or grow or expand, their business, fund operations or provide returns to stockholders; and

•        leaving us vulnerable to increases in interest rates with respect to our adjustable rate borrowings, including under our senior unsecured credit facilities, and any refinancings of our fixed rate debt at higher interest rates than the current rates applicable to them.

Servicing our debt, including the notes, will require a significant amount of cash and we may be unable to generate sufficient cash flow due to many factors, some of which are beyond our control.

Our ability to make payments with respect to our obligations under the notes and our other outstanding debt depends on our future operating performance. Our operating performance is also subject to our ability to operate and expand profitably our business and by prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations, we may not realize our currently anticipated revenues, cost savings and operating performance and we may not have sufficient future borrowings available to us to pay our debt. Our ability to meet our obligations under our indebtedness, including payment of principal, premium, if any, and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us, and is subject to other prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could be forced to reduce or delay capital expenditures, forego other business opportunities, sell material assets or operations, restructure or refinance our debt, obtain additional capital or renegotiate, replace or terminate arrangements. Some of these transactions could occur at times and on terms that are less advantageous or disadvantageous to us or may not be available to us at all, which could cause us to default on our obligations and impair our liquidity.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which would increase the risks described above.

We entered into new delayed-draw term loan facilities on April 4, 2025 and April 25, 2025 (as amended from time to time, the “2025 facilities”) with various financial institutions, which facilities provide for aggregate lending commitments of up to $700.0 million senior unsecured term loans. There are currently no outstanding borrowings under the 2025 facilities.

Although the 2025 facilities and the senior unsecured credit facilities that we entered into on December 9, 2022 (as amended from time to time, the “2022 facilities”) contain restrictions on our subsidiaries’ ability to incur additional debt, these restrictions are subject to a number of qualifications and exceptions. Additional debt incurred in compliance with these restrictions could be substantial. In addition, the notes and indenture pursuant to which the notes will be issued, as well as the 2025 notes, the 3⅛% Senior Notes due 2027 (the “2027 notes”) and the 4⅛% Senior Notes due 2029 (the “2029 notes”), and the indentures governing such securities, do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. There can be no assurance that such financing will be available at all or on attractive terms. If new debt is added to the debt that we have immediately following this offering of the notes, the risks associated with our indebtedness that we now face would intensify. Further, our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Covenant restrictions under the 2022 facilities, the 2025 facilities and our indentures will impose significant operating and financial restrictions on us and our subsidiaries and may limit our ability to operate our business and to make payments on the notes.

The 2022 facilities, the 2025 facilities and the agreements and instruments governing our other outstanding debt (including the indentures governing the 2025 notes, the 2027 notes and the 2029 notes, as described in our annual report on Form 10-K incorporated by reference herein) contain, and any documents governing future indebtedness of ours may contain, covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants collectively restrict our and our subsidiaries’ ability to, among other things:

•        incur or guarantee additional debt or extend credit;

•        create liens on our assets or engage in sale/leaseback transactions; and

•        effect a consolidation or merger, or conveyance, transfer, lease or otherwise dispose of all or substantially all of our assets.

The indenture that will govern the notes will contain covenants that restrict our ability to create certain liens, to engage in sale/leaseback transactions and to consolidate or merge, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets.

In addition, the 2022 facilities and the 2025 facilities require us to maintain compliance with a maximum net leverage covenant. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of the covenants described above, or (in the case the 2022 facilities and the 2025 facilities) our inability to comply with the financial covenant, could result in an event of default under the applicable credit facility or indenture. If an event of default occurs and is continuing under such credit facility or indenture, the lenders thereunder could elect to declare all amounts outstanding under the applicable credit facility or indenture, together with accrued interest, to be immediately due and payable, which would result in acceleration of our other debt, including the notes. Under that circumstance, we may not have sufficient funds to pay the notes.

The notes will not be secured or guaranteed and will be effectively subordinated to our secured obligations and structurally subordinated to all obligations of our subsidiaries.

The notes will be unsecured, unsubordinated obligations solely of us and will not be guaranteed by any of our subsidiaries. Therefore, the payment of the principal of, premium, if any, and interest on the notes will:

•        rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations;

•        rank senior in right of payment to all of our existing and future subordinated indebtedness;

•        be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•        be structurally subordinated in right of payment to all of the existing and future indebtedness, liabilities and other obligations of each of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have liabilities of their own, which will be structurally senior to the notes. None of our subsidiaries will have any obligations with respect to the notes. Therefore, our rights and the rights of our creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.

We had outstanding as of May 4, 2025 an aggregate principal amount of $2.356 billion of indebtedness, including $500 million of 2025 notes, €600 million ($678 million equivalent) of 2027 notes and €525 million ($593 million equivalent) of 2029 notes. As such, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

•        all secured claims against the affected entity have been fully paid; and

•        if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

Holders of the notes will participate ratably in our remaining assets with all holders of our other unsecured, unsubordinated debt that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. If any of the foregoing events were to occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of a “change of control repurchase event” (as defined in “Description of Notes — Change of Control Repurchase Event”), unless we have exercised our right to redeem the notes as described under “Description of Notes — Optional Redemption,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. If a change of control repurchase event occurs, we may not have sufficient funds at that time to pay the purchase price for all required repurchases of the notes. In addition, our ability to effect a redemption of the notes upon a change of control repurchase event may be impaired by the effect of various provisions in agreements governing our existing or future debt obligations. The occurrence of a change of control repurchase event may result in an event of default under the 2022 facilities and the 2025 facilities and permit the lenders under such credit facilities to accelerate the maturity of all of the obligations under such credit facilities and to pursue their rights and remedies.

In the event that a change of control repurchase event occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of the holders of our debt that contains such prohibition to repurchase the notes or could attempt to refinance such borrowings. If we do not obtain their consent or refinance the borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes. In addition, we may not have the financial resources necessary to repurchase the notes upon a change of control repurchase event, particularly if that change of control repurchase event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other debt. Any debt agreements we enter into in the future may contain similar provisions. Certain transactions that constitute a change of control under our existing and future debt instruments may not constitute a change of control repurchase event under the indenture governing the notes even though those events could increase our indebtedness or otherwise adversely affect our capital structure, credit ratings, or the value of the notes. See “Description of Notes — Change of Control Repurchase Event.”

Your right to require us to redeem the notes is limited.

The holders of the notes will have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. The change of control repurchase event provisions of the indenture governing the notes may not afford protection to the holders of the notes if such transactions were to occur, including a transaction initiated by us, if the transaction does not result in a change of control repurchase event or otherwise result in an event of default under the indenture. See “Description of Notes — Change of Control Repurchase Event.”

We may choose to redeem the notes prior to maturity.

We may redeem all or a portion of the notes at any time at the applicable redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

You may not be able to resell the notes.

Prior to the offering, there was no public market for the notes and we cannot assure you that an active trading market will develop for the notes. We have not applied and do not intend to apply for the listing of the notes on any securities exchange or any automated quotation system. The notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), but will constitute a new issue of securities with no established trading market and there can be no assurance as to:

•        the liquidity of the trading market;

•        the ability of holders to sell their notes; or

•        the price at which the holders will be able to sell their notes.

The notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, our financial performance and the interest of securities dealers in making a market in the notes.

We understand that the underwriters presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity may be limited by applicable law. There can be no assurance that an active market will exist for the notes or that any trading market that does develop will be liquid.

It is possible that the market for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the notes, regardless of our prospects and financial performance.

The ratings of the notes may change after the issuance of the notes, and those changes may have an adverse effect on the market prices and liquidity of the notes.

Credit ratings that the notes may receive will not address all material risks relating to an investment in the notes, but reflect only the view of each rating agency at the time the rating is issued. There is no assurance that any such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of investors willing to purchase the notes and adversely affect the prices and liquidity of the notes. A security rating is not a recommendation to buy, sell or hold the notes.

We may choose to redeem the notes when prevailing interest rates are relatively low.

The notes are redeemable at any time at our option, and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rates borne by the notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable investment at an effective interest rate as high as the interest rates on the notes being redeemed. See “Description of Notes — Optional Redemption.”

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $489.6 million, after deducting the underwriting discount and estimated expenses of this offering. We intend to use the net proceeds of this offering to repay or redeem all $500 million outstanding aggregate principal amount of the 2025 notes and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of May 4, 2025 (i) on a historical basis and (ii) on an as-adjusted basis to give effect to the use of proceeds specified herein.

This table should be read in conjunction with “Use of Proceeds,” which is included elsewhere in this prospectus supplement and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our 2024 10-K and Q1 2025 10-Q, each incorporated by reference herein.

	May 4, 2025
	UNAUDITED
($ in millions)	Actual	As Adjusted
Cash and cash equivalents	$191	$181	(1)
Debt:
Revolving credit facilities(2)	$—	$—
Commercial paper	115	115
Senior Unsecured Term Loan A Facility Due 2027(3)	470	470
Delayed-Draw Term Loan Facilities Due 2026(3)	—	—
4⅝% Senior Unsecured Notes Due 2025(3)	500	—
3⅛% Senior Unsecured Notes Due 2027 (€600 million aggregate principal amount) (3)	678	678
4⅛% Senior Unsecured Notes due 2029 (€525 million aggregate principal amount) (3)	593	593
Notes offered hereby(3)	—	500
Total debt	$2,356	$2,356
Total stockholders’ equity	4,618	4,618
Total capitalization	$6,974	$6,974

____________

Note: Table excludes finance leases of approximately $5 million.

(1)      Includes a reduction of $10 million for original issue discounts and estimated debt issuance costs.

(2)      Consists of (a) a $1.150 billion United States dollar-denominated multicurrency revolving credit facility, which is available in (i) United States dollars, (ii) Australian dollars (limited to A$50 million), (iii) Canadian dollars (limited to C$70 million), or (iv) euros, yen, pounds sterling, Swiss francs or other agreed foreign currencies (limited to €250 million), and (b) a $50 million United States dollar-denominated revolving credit facility available in United States dollars or Hong Kong dollars.

(3)      Represents principal amounts outstanding and does not reflect reduction for original issue discounts and debt issuance costs. The carrying amount of the euro-denominated Term Loan A Facility and the euro-denominated Senior Unsecured Notes includes the impact of changes in the exchange rate of the United States dollar against the euro.

DESCRIPTION OF NOTES

The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” the “Issuer,” “we,” “our” and “us” refer only to PVH Corp., a Delaware corporation, and not to our subsidiaries.

The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” You may obtain copies of the notes and the indenture by requesting them from us or the Trustee (as defined below).

General

We will issue the 5.500% Senior Notes due 2030 (the “notes”) under an indenture, dated April 15, 2024 (the “base indenture”), as supplemented by a second supplemental indenture, to be dated June 13, 2025 (the “supplemental indenture” and, together with the base indenture, the “indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

The notes are to be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be initially issued in an aggregate principal amount of $500,000,000. The notes will mature on June 13, 2030 (the “maturity date”), unless earlier redeemed or repurchased by us. Upon surrender on the maturity date, the notes will be repaid at 100% of their principal amount.

The notes will not have the benefit of any sinking fund.

Ranking

The payment of the principal of, premium, if any, and interest on the notes will:

•        rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of the Issuer;

•        rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer;

•        be effectively subordinated to all existing and future secured indebtedness of the Issuer, to the extent of the value of the assets securing such indebtedness; and

•        be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Issuer.

A substantial portion of the Issuer’s assets are owned through its subsidiaries, many of which have liabilities of their own, which will be structurally senior to the notes. None of the Issuer’s subsidiaries will have any obligations with respect to the notes. Therefore, the Issuer’s rights and the rights of the Issuer’s creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.

Interest

The notes will bear interest at the rate of 5.500% per annum from June 13, 2025, or from the most recent interest payment date through which interest has been paid or duly provided for.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full monthly period shall be computed on the basis of the actual number of calendar days elapsed in such period.

Interest on the notes will be payable semi-annually in arrears on June 13 and December 13 of each year (each such date is referred to as an “interest payment date”), beginning on December 13, 2025, until the principal amount has been paid or made available for payment, to holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the applicable interest payment date, whether or not a business day (each such date is referred to as an “interest record date”). The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of the depositary, which shall initially be The Depository Trust Company (“DTC”).

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

With respect to the notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York or any city in which the Corporate Trust Office or any place of payment is located.

Claims against the Company for payment of principal, premium, if any, and interest on the notes will become void unless presentment for payment is made (where so required under the indenture) within, in the case of principal and premium, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.

Optional Redemption

Prior to May 13, 2030 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes, at its option, in whole or in part, at any time and from time to time, at a redemption price calculated by the Company and equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the notes matured on the Par Call Date, discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the Par Call Date, the Company may redeem the notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Remaining Scheduled Payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption to the Par Call Date; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from, and including, the preceding interest payment date to, but excluding, that redemption date.

“Treasury Rate” means, with respect to the redemption date for the notes, the yield applicable to such notes determined by the Company in accordance with the following two paragraphs.

The Treasury Rate applicable to the notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the relevant redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining

Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the relevant redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee will have no responsibility or liability for the calculation of the optional redemption price or for determining the rates or information in connection with such calculation.

We will, not less than 10 nor more than 60 days prior to the redemption date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such date and of the principal amount of notes to be redeemed. If less than all of the notes are to be redeemed, the particular notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee, from the outstanding notes not previously called for redemption, pro rata, or in accordance with the procedures of the depositary (as described under “Book-Entry, Delivery and Form” below) and that may provide for the selection for redemption of a portion of the principal amount of any notes, provided that the unredeemed portion of the principal amount of any note shall be in a denomination which shall not be less than the minimum authorized denomination for the notes.

Notice of Redemption

Notice of redemption shall be given by first-class mail, postage prepaid, or electronically delivered (or otherwise transmitted) in accordance with the applicable procedures of the depositary, not less than 10 nor more than 60 days prior to the redemption date, to each holder of notes to be redeemed, at the address of such holder as it appears in the securities register.

Any notice of redemption may, at our discretion, be subject to one or more conditions precedent. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date or the redemption date may be delayed (including to a date on or after the 60th day after the applicable notice of redemption was delivered) until such time as any or all such conditions shall be satisfied. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to such redemption may be performed by another Person (as defined below).

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem the notes as described above under “— Optional Redemption,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice (or otherwise deliver in accordance with the applicable procedures of the depositary) to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 10 days and (except to the extent that such notice is conditioned on the occurrence of the change of control repurchase event) no later than 60 days from the date such notice is electronically delivered or mailed, which date, in a notice conditioned on the occurrence of a change of control repurchase event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “change of control payment date”). We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes and the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes and the indenture by virtue of such conflict.

On the change of control payment date, we will, to the extent lawful:

1.      accept for payment all the notes or portions of the notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the offer;

2.      deposit with the paying agent an amount equal to the change of control repurchase price in respect of all the notes or portions of the notes properly tendered; and

3.      deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased and an opinion of counsel required under the indenture.

The paying agent will promptly deliver to each holder of notes properly tendered the payment for the notes, and the Trustee or authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the notes upon a change of control repurchase event in lieu of us, as described above, purchase all of the notes validly tendered and not withdrawn by such holders, then we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the change of control payment date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations that would not constitute a change of control under the indenture but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens are contained in the covenant described under “— Limitation on Liens.” Except for the limitations contained in such covenant and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. See “Risk Factors — Risks Relating to Our Indebtedness and the Notes — We may not be able to repurchase the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of the Issuer or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock measured by voting power rather than number of shares, provided, however, that a person (as defined above) shall not be deemed a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person (as defined above) or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another Person and (b) (i) immediately following that transaction, a majority of the voting stock of such Person is held by the direct or indirect holders of our voting stock immediately prior to such transaction or (ii) immediately following such transaction no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such Person measured by voting power rather than number of shares.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate such notes or fails to make a rating of such notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“ratings event” means during the period commencing on the date of our first public announcement of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies), the rating of the notes shall be reduced by both rating agencies and such notes are rated below investment grade by both rating agencies and are not, within such period, subsequently upgraded by both rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).

Limitation on Liens

We will not incur, nor will we permit any Restricted Subsidiary (as defined below) to incur, any Liens upon any Principal Property of ours or any Restricted Subsidiary, whether now owned or hereafter created or acquired, or on any shares of stock or indebtedness of any Restricted Subsidiary, in order to secure indebtedness for borrowed money of us or any of our Restricted Subsidiaries, in each case, unless prior to or at the same time, the notes are equally and ratably secured with (or, at our option, senior to) such secured indebtedness for borrowed money until such time as such indebtedness for borrowed money is no longer secured by such Lien.

The foregoing restriction does not apply to:

1.      Liens on any Principal Property existing with respect to any Person at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

2.      Liens on any Principal Property existing at the time of acquisition by us or any Restricted Subsidiary of such Principal Property or Liens on any Principal Property to secure the payment of all or any part of the purchase price of such Principal Property, or Liens on any Principal Property to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such Principal Property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Principal Property for the purpose of financing all or any part of the purchase price of the Principal Property and related costs and expenses, the construction or the making of the improvements;

3.      Liens securing indebtedness of any Restricted Subsidiary owing to us or any Restricted Subsidiary;

4.      Liens existing on the date of the initial issuance of the notes (other than any additional notes);

5.      Liens on any Principal Property or assets of a Person existing at the time such Person is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to us or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;

6.      Liens created in connection with or to secure a non-recourse obligation or a project financed thereby;

7.      Liens created to secure the notes;

8.      Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, and landlords’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, Liens arising out of judgments or awards against a Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or the period within which such proceedings may be initiated shall not have expired and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

9.      Liens for taxes, assessments or other governmental charges or levies not yet due or payable, not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

10.    Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;

11.    Liens arising in connection with contracts and subcontracts with or made at the request of the United States, any state thereof, or any department, agency, or instrumentality of the United States or any state thereof;

12.    Permitted Liens; or

13.    any extensions, renewals or replacements of any Lien referred to in clauses (1) through (12) without increase of the principal amount of the indebtedness for borrowed money secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any such clauses shall not extend to or cover any of our Principal Properties or the Principal Properties of any of our Restricted Subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.

Notwithstanding the restrictions set forth in the first paragraph of this section, we and our Restricted Subsidiaries will be permitted to incur indebtedness for borrowed money secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness for borrowed money, the aggregate amount of all indebtedness for borrowed money secured by such Liens (not including Liens permitted under clauses (1) through (13) above) does not at such time exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. We and our Restricted Subsidiaries may also, without equally and ratably securing the notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction other than:

(a)     any Sale and Leaseback Transaction so long as we or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described under “— Limitation on Liens”; and

(b)    any Sale and Leaseback Transaction of which the net proceeds received by us or any Restricted Subsidiary are at least equal to the fair market value (as determined by our board of directors (or a duly authorized committee thereof)) of such Principal Property and are applied by us or such Restricted Subsidiary, as applicable, within 270 days after the sale of such Principal Property in connection with which such Sale and Leaseback Transaction is completed, to either (or in combination of) (i) the prepayment, repayment, redemption or purchase of the notes, indebtedness of ours that is pari passu in right of payment to the notes or indebtedness of a Restricted Subsidiary (other than indebtedness owed to us or our Affiliates) or (ii) the purchase, construction, development, expansion or improvement of Principal Property.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “— Limitation on Liens” with respect to any such transaction, (x) any such transaction solely between us and a Restricted Subsidiary or solely between Restricted Subsidiaries, (y) any such transaction involving a lease with a term of up to (including renewal rights exercisable at the option of the Company or a Restricted Subsidiary, as applicable) three years or (z) any lease of Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions for Restrictive Covenants

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually.

“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets of the Company and its consolidated subsidiaries, less applicable reserves and other properly deductible items, after deducting from that net amount:

1.      all current liabilities, and

2.      goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles, in each case as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Permitted Liens” means:

1.      Liens securing hedging obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

2.      Liens arising by reason of pledges or deposits necessary to qualify us or any of our subsidiaries to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

3.      Liens of any landlord on fixtures located on premises leased by us or any of our subsidiaries, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;

4.      easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;

5.      Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;

6.      Liens in favor of us or any of our wholly-owned Restricted Subsidiaries; and

7.      customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.

“Principal Property” means all real property and improvements thereon, including, without limitation, any manufacturing facility or plant or any portion thereof, office facility, including our principal corporate offices, warehouse, research facility or distribution center located within the United States (excluding its territories and possessions and Puerto Rico) and owned or leased by the Issuer or any of its Restricted Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1.5% of the Consolidated Net Tangible Assets of the Issuer, except any such property which the Issuer’s board of directors (or a duly authorized committee thereof), in its good faith opinion, determines is not of material importance to the business conducted by the Issuer and its subsidiaries, taken as a whole, as evidenced by a board resolution.

“Restricted Subsidiary” means (a) any of our subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and (b) any other subsidiary which is hereafter designated by our board of directors (or a duly authorized committee thereof) as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement whereby we or any of our Restricted Subsidiaries has sold or transferred, or will sell or transfer, any Principal Property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of such Principal Property substantially over the useful life of such Principal Property.

Additional Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first interest payment date); provided that, if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes, and will vote together as one class on all matters with the notes offered hereby.

Consolidation, Merger or Sale of Assets

We shall not consolidate with, or merge with or into, any other Person (other than in a merger or consolidation in which we are the continuing Person), or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (in one transaction or a series of related transactions) to any other Person (other than one or more of our subsidiaries), unless:

•        the Person (if other than us) formed by such consolidation or into which we are merged, or to which our assets shall be sold, conveyed, transferred, leased or otherwise disposed of, shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on the notes and under the indenture;

•        immediately after giving effect to such transaction, no event of default or any event that is, or after notice or passage of time or both would be, an event of default, shall have occurred and be continuing; and

•        we shall have delivered to the Trustee (A) an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) complies with the relevant provision of the indenture and that all conditions precedent therein relating to such transaction have been complied with and (B) an officer’s certificate to the effect that immediately after giving effect to such transaction, no event of default shall have occurred and be continuing.

Upon any consolidation or merger by us with or into any other Person, or any sale, conveyance, transfer, lease or other disposition by us of all or substantially all of our assets to any Person subject to and in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as the Company therein; and in the event of any such conveyance, transfer or other disposition (but not with respect to a lease) we shall be discharged from all obligations and covenants under the indenture and the notes and may be dissolved and liquidated.

The term “Person” is defined in the indenture to mean a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity of whatever nature.

Events of Default

Each of the following will be an “event of default” under the indenture with respect to the notes:

1.      the failure to pay interest on the notes on an interest payment date and the default continues for a period of 30 days;

2.      the failure to pay the principal (or premium, if any) of the notes when such principal (or premium, if any) becomes due and payable, at the maturity date, upon declaration of acceleration, upon call for redemption, upon repayment at the option of the holder or otherwise;

3.      a default in the observance or performance of any other covenant or agreement contained in the indenture, and the default continues for a period of 90 days after written notice thereof to us by the Trustee or the holders of least 25% in the aggregate principal amount of the outstanding notes, specifying the default and demanding that such default be remedied (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the notes, more than two years prior to such notice);

4.       the failure to repurchase any note tendered for repurchase at the option of the holders thereof before their stated maturity in compliance with the covenant described under “— Change of Control Repurchase Event”;

5.      (a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness for borrowed money or the payment of which is guaranteed by us in an aggregate principal amount in excess of $200 million at any one time and continuance of this failure to pay or (b) a default on any of our indebtedness for borrowed money or the payment of which is guaranteed by us, which default results in the acceleration of the principal of indebtedness for borrowed money in an aggregate principal amount in excess of $200 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (a) or (b) above, 10 days or more after written notice thereof to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding notes; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

6.      certain events of bankruptcy or insolvency with respect to us.

If an event of default (other than an event of default specified in clause 6 above) shall occur and be continuing, then and in every such case the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued but unpaid interest on all the notes to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders) specifying the respective event of default and that it is a “notice of acceleration” and the same shall become immediately due and payable. If an event of default specified in clause 6 above shall occur and be continuing, the unpaid principal amount of all the notes and accrued and unpaid interest thereon shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.

At any time after such a declaration of acceleration with respect to the notes has been made, the holders of a majority in principal amount of the outstanding notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

•        the rescission would not conflict with any judgment or decree;

•        all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and

•        to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid.

No such rescission shall affect any subsequent event of default or impair any right consequent thereto.

The holders may not enforce the indenture except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions therein relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. During the existence of an event of default, the Trustee shall exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

Other Terms Applicable to the Notes

No holder of the notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver, assignee, trustee, liquidator, sequestrator (or other similar official) or for any other remedy hereunder, unless:

•        such holder has previously given written notice to the Trustee of a continuing event of default with respect to the notes;

•        the holders of not less than 25% in principal amount of the outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee hereunder;

•        such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•        the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•        no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes;

it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of the indenture to affect, disturb or prejudice the rights of any other holders of the notes, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner therein provided and for the equal and ratable benefit of all such holders (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not any action the holders direct it to take is unduly prejudicial to other holders).

Notwithstanding any other provision in the indenture, the holder of any notes shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to provisions in the base indenture relating to the payment of interest the preservation of interest rights) interest on the notes on the respective stated maturities expressed in the notes (or, in the case of redemption or repayment, on the redemption date or the repayment date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes, provided that:

•        such direction shall not be in conflict with any rule of law or with the indenture or with the notes;

•        the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; and

•        subject to the provisions of the indenture with respect to certain duties and responsibilities of the Trustee, the Trustee shall have the right to decline to follow such direction if the Trustee shall, in good faith, determine that the proceeding so directed would be unjustly prejudicial to the holders not joining in any such direction or would involve the Trustee in personal liability.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive (on behalf of all holders of the notes) by notice to the Trustee any existing default or event of default under the indenture and its consequences with respect to the notes except a continuing default or event of default:

•        in the payment of the principal of (or premium, if any) or interest on any note, or

•        in respect of a provision hereof that, as described under “— Actions Requiring Consent of Holders,” cannot be modified or amended without the consent of the holders of each outstanding note.

Any such waiver shall be deemed to be on behalf of the holders of all the notes. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured and shall cease to exist, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.

All parties to the indenture agree, and each holder of any note by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under the indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the foregoing shall not apply to any suit instituted by the Trustee or to any suit instituted by any holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any note on or after the respective stated maturities expressed in such note.

We shall deliver to the Trustee, within 120 days after the end of each calendar year of the Company ending after the original issue date of the notes, an officer’s certificate signed by our principal executive officer, principal financial officer or principal accounting officer covering the preceding calendar year, stating whether or not to the best knowledge of the signer thereof we are in default in the performance, observance or fulfillment of or compliance with any of the terms, provisions, covenants and conditions of the indenture, and if we shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge. For the purpose of this paragraph, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of the indenture.

The term “default” is defined in the indenture to mean any event which is, or after notice or passage of time or both would be, an event of default.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we irrevocably deposit in trust for the benefit of the holders of notes cash and/or government obligations, or a combination thereof, that, in the opinion of an independent accounting firm, which will be delivered to the Trustee in the case of deposit of assets other than cash, will generate enough cash to make interest, principal, any premium and any other payments on the notes at their stated maturity and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•        we shall be deemed to be discharged from our obligations with respect to the outstanding notes (“legal defeasance”), or

•        we shall no longer have any obligation to comply with the covenants described under “— Change of Control Repurchase Event,” “— Limitation on Liens” and “— Limitation on Sale and Leaseback Transactions” and the other restrictive covenants set forth in the base indenture, and the events of default set forth in clause (3) (with respect to the foregoing covenants) and clause (5) under the caption “— Events of Default” will no longer apply to us, but some of our other obligations under the indenture and the notes, including our obligation to make payments on the notes, will survive (“covenant defeasance”).

If we legally defease the notes, the holders of the notes will not be entitled to the benefits of the indenture, except for:

•        the rights of holders of the notes to receive, solely from the trust fund described above, payments in respect of the principal of (and premium, if any) and interest, if any, on the notes when such payments are due;

•        our obligation to register the transfer or exchange of the notes;

•        our obligation to replace mutilated, destroyed, lost or stolen notes;

•        our obligation to maintain paying agencies; and

•        our obligation to hold moneys for payment in trust.

We may legally defease the notes notwithstanding any prior exercise of our option of covenant defeasance in respect of the notes. We may not defease the notes (either legally or through covenant defeasance) if an event of default or default with respect to the notes (other than a default or event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such legal defeasance or covenant defeasance, as applicable) has occurred and is continuing on the date of such deposit.

We will be required to deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with. We will also be required to deliver to the Trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance or covenant defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the United States Internal Revenue Service or other change in applicable United States federal income tax law).

For purposes of this “Description of Notes,” the term “government obligations” shall have the following meaning with respect to the notes: (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality for the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian (I) with respect to any specific payment of principal of or interest on any such government obligation specified in clause (x) of this definition of government obligation and held by such custodian for the account of the holder of such depositary receipt or (II) with respect to any specific payment of principal of or interest on any such government obligation, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the government obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Actions Not Requiring Consent of Holders

Without the consent of any holders, we, when authorized by a resolution of our board of directors (or a duly authorized committee thereof), and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

•        to cure any ambiguity, defect or inconsistency;

•        to provide for uncertificated notes in addition to or in place of certificated notes (provided, that the uncertificated notes are issued in registered form for U.S. federal income tax purposes);

•        to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•        to evidence and provide for the acceptance of appointment by a successor Trustee;

•        to conform the terms of the indenture and the notes to any provision or other description of the notes, as the case may be, contained in an offering document related thereto;

•        to provide for the assumption by a successor Person of our obligations under the indenture and the notes, in each case in compliance with the provisions thereof;

•        to create a series of securities and establish its terms or otherwise provide for the issuance of any securities under the base indenture;

•        to comply with the rules of any applicable securities depositary;

•        to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to our covenants for the benefit of the holders, add any additional events of default for the notes, or surrender any right or power conferred upon us) or that does not adversely affect the legal rights hereunder of any holder in any material respect;

•        to change or eliminate any restrictions on the payment of principal (or premium, if any) on notes in registered form; provided that any such action shall not adversely affect the interests of the holders of any series of notes in any material respect;

•        to supplement any provision of the indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the indenture; provided that such action shall not adversely affect the interests of any of the holders of any series of notes in any material respect;

•        to change or eliminate any of the provisions of the indenture so long as such change or elimination does not affect any notes which are outstanding under the indenture prior to the effectiveness of such change or elimination; or

•        to make any change that does not adversely affect the interests of any holder of the notes of any series in any material respect.

Actions Requiring Consent of Holders

With the consent of the holders of not less than a majority in principal amount of the outstanding notes affected by such supplemental indenture, by act of said holders (including evidence of consents or acts obtained in connection with a purchase of, or tender offer or exchange offer for, notes) delivered to us and the Trustee, we, when authorized by a resolution of our board of directors (or a duly authorized committee thereof), and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes under the indenture, including a waiver.

However, no supplemental indenture shall, without the consent of the holder of each of the outstanding notes affected thereby:

•        reduce the percentage in principal amount of an outstanding note whose holders must consent to an amendment or waiver;

•        reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

•        reduce the principal of or change the fixed maturity of the notes, or reduce the redemption price;

•        make the notes payable in currency other than that stated in the note or change the place of payment of the notes from that stated in the note or in the indenture;

•        make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on the notes on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders holding a majority in principal amount of a series of notes to waive defaults or events of default; or

•        modify any of the provisions dealing with modification of the indenture, the provisions with respect to the waiver of past defaults or the provisions with respect to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding notes the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Notwithstanding anything herein or otherwise, the provisions under the indenture relative to the Company’s obligation to make any offer to repurchase the notes as a result of a change of control repurchase event as described under the caption “— Change of Control Repurchase Event” may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

It shall not be necessary for any act of holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act approves the substance thereof.

Satisfaction and Discharge

The indenture shall, with respect to the notes, at our order, be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the notes issued thereunder, as expressly provided for in such indenture, and rights to receive payments of principal of (and premium, if any) and interest on such notes) and the Trustee, at our expense, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when:

1.      either:

a.      all notes theretofore authenticated and delivered (other than notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been cancelled or delivered to the Trustee or paying agent for cancellation; or

b.      all notes not theretofore canceled or delivered to the Trustee or paying agent for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year of the date of deposit, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee or paying agent as trust funds in trust for such purpose cash or government obligations or a combination thereof in an amount (without consideration of any reinvestment of interest) sufficient to pay and discharge the entire indebtedness on the notes for principal (and premium, if any) and interest to, but excluding, the date of such deposit (in the case of notes that have become due and payable) or, to, but excluding, the stated maturity or redemption date, as the case may be; provided that (i) in connection with any such deposit of funds with the Trustee or paying agent upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee or paying agent equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee or paying agent at or prior to 1:00 p.m., New York City time, on the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid) and if deposited with the Trustee or paying agent on the date of redemption, in accordance with the applicable provisions of the indenture and (ii) in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to us within 91 days after the deposit and the Trustee or paying agent is required to return the moneys then on deposit with the Trustee or paying agent to us, our obligations under the indenture with respect to such notes shall not be deemed terminated or discharged;

2.      We have paid or caused to be paid all other sums payable under the indenture by us; and

3.      We have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

The Trustee, Paying Agent, Securities Registrar and Transfer Agent

U.S. Bank Trust Company, National Association will be the Trustee with respect to the notes. U.S. Bank Trust Company, National Association is also the trustee under the indenture governing the 2025 notes, the 2027 notes and the 2029 notes. We have other customary banking relationships with U.S. Bank Trust Company, National Association and its affiliates in the ordinary course of business.

The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture.

The Trustee may resign at any time by giving written notice thereof to us. The Trustee may also be removed by act of the holders of a majority in principal amount of the then-outstanding notes. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

In addition we will maintain a paying agent (the “paying agent”), registrar (the “registrar”) and transfer agent (the “transfer agent”) for the notes. The initial paying agent, registrar and transfer agent will be U.S. Bank Trust Company, National Association. U.S. Bank Trust Company, National Association’s address is Global Corporate Trust, 2 Concourse Parkway NE, Suite 800, Atlanta, Georgia 30328. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time, if any, and, together with the transfer agent, will facilitate transfers of the notes on our behalf. We may change the paying agent, the registrar or the transfer agent without prior notice to the holders of the notes. We may act as paying agent, registrar or transfer agent in respect of the notes. No service charge shall be made to a holder for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of notes.

No Personal Liability of Directors, Officers, Employees, Incorporator and Shareholders

No recourse shall be had for the payment or delivery of the principal, premium, if any, or the interest, on any notes, or for any claim based thereon, or upon any obligation, covenant or agreement of the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, against any director, officer, employee, incorporator, agent, stockholder or affiliate, as such, past, present or future, of the Company or of any successor corporation, either directly or indirectly through the Company or any successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment of penalty or otherwise. It is expressly agreed and understood that the indenture and all the notes are solely corporate obligations, and that no personal liability whatever shall attach to, or is incurred by, any director, officer, employee, incorporator, agent, stockholder or affiliate, past, present or future, of the corporation, because of the incurring of the indebtedness authorized or under or by reason of any of the obligations, covenants or agreements contained in the indenture or in any of the notes or implied therefrom, or for any claim based thereon or in respect thereof, all such liability and any and all such claims having been expressly waived and released as a condition of, and as part of the consideration for, the execution of the indenture and the issuance of the notes.

Unclaimed Funds

Any money deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of the principal of (and premium, if any) and interest on the notes and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid on our request to us, or (if then held by us) shall (unless otherwise required by mandatory provision of applicable escheat or abandoned or unclaimed property law) be discharged from such trust; and the holder of such notes shall thereafter, as an unsecured general creditor, look only to us for payment thereof, and all liability of the Trustee or such paying agent with respect to such trust money, and all liability of us as trustee thereof, shall thereupon cease.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

Listing

We have not applied and do not intend to apply for listing the notes on any securities exchange or any automated quotation system.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry System; Global Notes

The following description of the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. None of us nor the Trustee takes any responsibility for these operations and procedures, and we urge investors to contact DTC or its participants directly to discuss these matters.

Book-Entry System

The notes will be issued in the form of one or more global notes, in fully registered form, each of which we refer to as a “global note.” Each such global note will be deposited with DTC in New York City or its nominee and registered in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another. We will not issue certificated securities to you for the notes you purchase, except in the limited circumstances described in the indenture.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

DTC

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly.

Purchases of notes represented by one or more global notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant’s interest in the notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

No global note may be exchanged in whole or in part for securities registered, and no transfer of a global note in whole or in part may be registered, in the name of any Person other than the depositary for such global note or a nominee thereof unless (A) the depositary (i) has notified the Company that it is unwilling or unable to continue as depositary for such global note and no successor depositary has been appointed within 90 days of such notice or (ii) has ceased to be a clearing agency registered under the Exchange Act at a time when the depositary is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after the Company has learned that the depositary has ceased to be so registered, (B) an event of default has occurred and is continuing with respect to such global note and the depositary notifies the Trustee of its decision to exchange any global notes for securities registered in the names of Persons other than the depositary or (C) the Company determines in its sole discretion that such global note will be so exchangeable or transferable.

The information in this section concerning DTC, DTC’s book-entry system and otherwise has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

None of the Company, the Trustee or any agent shall have any responsibility or liability for any actions taken or not taken by the DTC or will have any responsibility or liability for any aspect of DTC’s records or a participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the notes or any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of Euroclear or Clearstream, Luxembourg, in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books. Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be effected through DTC in accordance with DTC’s rules and procedures on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States of America.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures described above to facilitate transfers in the notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform those procedures, and those procedures may be discontinued or changed at any time. Neither the Company, the Trustee nor any agent shall have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the notes of the applicable series is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold them as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This summary is not binding on the IRS or a court. We have not sought, and do not intend to seek, any ruling from the IRS with respect to any of the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements, or that a contrary position taken by the IRS would not be sustained by a court. We believe, and by acquiring any notes each beneficial holder of a note will agree, that the notes will be treated as debt instruments for U.S. federal income tax purposes, and this discussion assumes such treatment.

This summary does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the notes by any particular investor, and does not address state, local, foreign or other tax laws or any U.S. federal tax consequences other than those pertaining to the income tax. This summary also does not discuss all of the tax consequences that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, broker-dealers, dealers or traders in securities or currencies, persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States subject to U.S. federal income tax as expatriates, entities treated as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors therein), persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction, persons subject to the alternative minimum tax, U.S. Holders that have a “functional currency” other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, U.S. Holders holding the notes through non-U.S. brokers or other intermediaries, non-U.S. trusts and estates that have U.S. beneficiaries, persons holding the notes through a “hybrid entity” or any person holding any 2025 notes that will be repaid or redeemed as described under the heading “Use of Proceeds”). In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax nor any consequences with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

As used herein, the term “U.S. Holder” means a beneficial owner of a note offered hereby that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have authority to control all substantial decisions of the trust, or (y) has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes offered hereby, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any person that for U.S. federal income tax purposes is treated as a partner in a partnership holding the notes should consult his, her or its tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE OR A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

Effect of Certain Contingent Payments

In certain circumstances, we are required to make payments on the notes in excess of stated interest and principal, or prior to their scheduled payment dates. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from those described below. For purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as remote or incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the notes were acquired by such holder. However, our position is not binding on the IRS. If the IRS were to successfully challenge our position, a holder might be required to accrue ordinary income on the notes in excess of stated interest, to treat as ordinary income, rather than capital gain, any gain recognized on the taxable disposition of the notes before the resolution of the contingencies, and, to the extent relating to the notes, to recognize foreign currency exchange gain or loss with respect to such income. In any event, if we actually make any such additional payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Payments of Interest

Interest on a note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on such holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this summary assumes, that the notes will not be treated as issued with “original issue discount” for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized on such disposition (i.e., the amount of cash and the fair market value of any property received, excluding amounts attributable to accrued but unpaid interest which will be taxable as ordinary income to such U.S. Holder as described above, to the extent not previously included in income) and (ii) such U.S. Holder’s “adjusted tax basis” in such note. A U.S. Holder’s “adjusted tax basis” in a note generally will be equal to the amount that such U.S. Holder paid for the note.

Any gain or loss recognized by a U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held by the U.S. Holder for more than one year. For certain non-corporate holders (including individuals), any such long-term capital gain is currently subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Prospective purchasers should consult their tax advisors as to the foreign tax credit implications of the sale, exchange, redemption, retirement or other taxable disposition of notes.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding or to otherwise establish an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Payments of Interest

Subject to the discussion regarding backup withholding and effectively connected income below, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•        the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and Treasury Regulations;

•        the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•        the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or other appropriate documentation, as provided for in Treasury Regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such Non-U.S. Holder’s agent will then be required to certify, under the penalties of perjury, that it has received such properly completed documentation and provide such documentation to the applicable withholding agent.

Payments of interest made to a Non-U.S. Holder that do not satisfy the conditions described above and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (as discussed below) will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion regarding backup withholding and effectively connected income below, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest to the extent not previously included in income, which will be treated as described under “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, provided that:

•        the gain is not effectively connected with the conduct of a trade or business within the U.S. (or in the case of an income tax treaty resident, is not attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States); and

•        if the Non-U.S. Holder is an individual, such Non-U.S. Holder is not present in the U.S. for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “— Non-U.S. Holders — Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder (even though the individual is not considered a resident of the United States).

Effectively Connected Income

If interest or gain recognized on a note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder will be subject to U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) unless such Non-U.S. Holder provides the certification described above under either “Non-U.S. Holders — Payments of Interest” or “Non-U.S. Holders — Effectively Connected Income” or otherwise establishes an exemption from backup withholding.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

In addition, the payment of proceeds from the sale, exchange, redemption or other taxable disposition of a note by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding), unless such non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8 (or successor form), as applicable, certifying such Non-U.S. Holder’s non-U.S. status or otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$125,000,000
Barclays Capital Inc.	85,000,000
Citigroup Global Markets Inc.	85,000,000
J.P. Morgan Securities LLC	85,000,000
Mizuho Securities USA LLC	85,000,000
Truist Securities, Inc.	10,000,000
BNP Paribas Securities Corp.	5,000,000
Citizens JPM Securities, LLC	5,000,000
PNC Capital Markets LLC	5,000,000
Scotia Capital (USA) Inc.	5,000,000
U.S. Bancorp Investments Inc.	5,000,000
Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.450% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not in excess of 0.300% of the principal amount of the notes on sales to other dealers. After the initial offering, the public offering price, concessions or any other term of this offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $6 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about June 13, 2025, which will be the third (3rd) business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to one business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement through the closing of this offering, without first obtaining the prior written consent of BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters (or affiliates thereof) are acting as documentation agent, administrative agent or lenders for the 2025 facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In connection with this offering, underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to this offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with this offering, underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to this offering.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”),

(ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued to or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a)     to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)    where no consideration is or will be given for the transfer;

(c)     where the transfer is by operation of law; or

(d)    as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate this offering and sale of the notes in Taiwan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters related to this offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of PVH Corp. appearing in PVH Corp.’s Annual Report (Form 10-K) for the fiscal year ended February 2, 2025, and the effectiveness of PVH Corp.’s internal control over financial reporting as of February 2, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that PVH Corp. did not maintain effective internal control over financial reporting as of February 2, 2025, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, included herein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

PVH CORP.

Debt Securities
Preferred Stock
Common Stock

We may issue from time to time debt securities, preferred stock or common stock, and we or any selling security holders may offer and sell these securities from time to time in one or more offerings.

We will provide additional terms of our securities in one or more prospectus supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities.

We and any selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PVH.”

Investing in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 4, 2024, in our subsequent periodic filings with the Securities and Exchange Commission incorporated by reference in this prospectus and in the applicable prospectus supplement or any related free writing prospectuses that we have authorized for use in connection with a specific offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 2, 2024.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus, any prospectus supplement or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate as of any date other than the date on its cover page or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

About This Prospectus

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, under a “shelf” registration process. Using this process, we or selling security holders may offer the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer.

Each time we use this prospectus to sell securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, as well as the additional information in the documents described below under the headings “Where You Can Find More Information” and “Incorporation By Reference.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

If there is any inconsistency between the information set forth in this prospectus and any prospectus supplement, you should rely on the information set forth in the prospectus supplement.

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

As used in this prospectus, “we,” “us” and “our” and similar terms mean PVH Corp. and its subsidiaries, unless the context indicates otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at www.sec.gov, where you can read and copy any materials we file with the SEC. You can also read and copy any materials we file with the SEC on our website at www.pvh.com/investor-relations/sec-filings. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

This prospectus does not contain all of the information set forth in the registration statement or in the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we refer you to that omitted information. The statements made in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and we qualify those statements in their entirety by reference to those exhibits for complete statements of their provisions.

Incorporation By Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 001-07572) (excluding information deemed to be furnished and not filed with the SEC) after the date of this prospectus. The documents we incorporate by reference are:

•        our annual report on Form 10-K for the fiscal year ended February 4, 2024;

•        the portions of our definitive proxy statement on Schedule 14A, filed on May 10, 2023, incorporated by reference into our annual report on Form 10-K for the fiscal year ended January 29, 2023, filed on March 28, 2023; and

•        our current report on Form 8-K filed with the SEC on February 7, 2024.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by visiting our website at www.pvh.com, or by writing or telephoning us at the following:

PVH Corp.
285 Madison Avenue
New York, New York 10017
Attention: Secretary
Telephone: (212) 381-3500

Cautionary Statement Concerning Forward-Looking Statements

Forward-looking statements in this prospectus, including the information we incorporate by reference, including, without limitation, statements relating to our future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, the 2021 sale of assets of, and exit from, our Heritage Brands menswear and retail businesses, and the November 2023 sale of the Heritage Brands women’s intimate apparel business to focus on our Calvin Klein and Tommy Hilfiger businesses; (iii) the ability to realize the intended benefits from the acquisition of licensees or the reversion of licensed rights (such as the announced plan to bring in-house most of the product categories currently licensed to G-III Apparel Group, Ltd. upon the expirations over time of the underlying license agreements) and avoid any disruptions in the businesses during the transition from operation by the licensee to the direct operation by the Company; (iv) we have significant levels of outstanding debt and borrowing capacity and use a significant portion of our cash flows to service our indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past; (v) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores and our directly operated digital commerce sites, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) our ability to manage our growth and inventory; (vii) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where we or our licensees produce goods under our trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require us to absorb costs or try to pass costs onto consumers, which could materially impact our revenue and profitability; (viii) the availability and cost of raw materials; (ix) our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where our licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to our decision to exit from our retail business in Russia and the cessation of our wholesale operations in Russia and Belarus, and the temporary cessation of our business by many of our business partners in Ukraine; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to our stores and customers, order cancellations and lost sales, as well as in noncash impairments of our goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of our sustainability and social and environmental strategy, may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in our brands, as well as our brands value; (xiv) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which we transact significant levels of business; (xvi) our retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; and (xviii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

About PVH Corp.

We are one of the largest global apparel companies in the world, with a history going back over 140 years. We have been listed on the New York Stock Exchange for over 100 years.

Our global iconic lifestyle brands, TOMMY HILFIGER and Calvin Klein, together generated over 90% of our revenue during each of the last three years.

In addition to TOMMY HILFIGER and Calvin Klein, which are owned, we previously owned a portfolio of other brands, which primarily consisted of Warner’s, Olga and True&Co., which we owned until November 27, 2023, and Van Heusen, IZOD, ARROW and Geoffrey Beene, which we owned through the second quarter of 2021 and continue to license back certain of these brands for certain product categories, and we license the Nike brand for the men’s underwear category. We were incorporated in the State of Delaware in 1976 as the successor to a business begun in 1881. Our principal executive offices are located at 285 Madison Avenue, New York, New York 10017; our telephone number is (212) 381-3500. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Risk Factors

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such Annual Report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Use of Proceeds

We intend to use the net proceeds from the sales of securities in the manner and for the purposes set forth in the applicable prospectus supplement.

Pending any specific application, we may initially invest those funds as we deem appropriate.

Description of Debt Securities

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and U.S. Bank Trust Company, National Association, as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•        the title of the debt securities;

•        the total principal amount of the debt securities;

•        whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•        whether the debt securities will be secured or unsecured;

•        whether the debt securities will be guaranteed;

•        any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•        the date or dates on which the principal of and any premium on the debt securities will be payable;

•        the interest rate, if any, the date from which interest will accrue, interest payment dates and record dates for interest payments, the method or methods by which such rate may be determined, whether payment of interest will be contingent in any respect and/or the interest rate reset, and the method by which any of the foregoing will be determined;

•        the remarketing or extension features of the debt securities, if any;

•        our right, if any, to defer payment of interest and the maximum length of the deferral period;

•        any covenants or restrictions on us or our subsidiaries;

•        the place or places where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer or exchange, and where notices to or demands upon us in respect of the debt securities may be made;

•        any provisions for redemption or early repayment;

•        any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•        the currency and denominations in which we may issue the debt securities;

•        whether payments on the debt securities will be payable in foreign currency or currency units or another form, whether payments on the debt securities will be payable by reference to any index or formula, and the manner in which such amounts will be determined;

•        the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•        provisions relating to defeasance and covenant defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•        the events of default applicable to the debt securities;

•        any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•        securities exchange(s) on which the debt securities will be listed, if any;

•        whether any underwriter(s) will act as market maker(s) for the debt securities;

•        the extent to which a secondary market for the debt securities is expected to develop;

•        provisions relating to satisfaction and discharge of the indenture;

•        provisions relating to form, registration, exchange and transfer;

•        the designation of agents (including paying agents) with respect to the debt securities;

•        modification, waiver and amendment provisions;

•        any terms for the conversion or exchange of the debt securities for other securities issued by us;

•        whether the debt securities will be issued in the form of global securities or certificates;

•        if applicable, the form of any legend or legends that will be borne by any global security;

•        provisions relating to the right of the trustee or the requisite holders of the debt securities to declare the principal due and payable;

•        the initial offering price;

•        any United States federal income tax consequences; and

•        any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

Trustee

U.S. Bank Trust Company, National Association will be the trustee under the indentures. U.S. Bank Trust Company, National Association is also the trustee under the indenture governing our 3⅝% Senior Notes due 2024, our 4⅝% Senior Notes due 2025 and our 3⅛% Senior Notes due 2027.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

As of the date hereof, PVH Corp. had one class of common stock registered under Section 12 of the Exchange Act.

The following description of our common stock is a summary and does not purport to be complete. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) and by-laws (“By-Laws”), which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law. We encourage you to read the Certificate of Incorporation, By-Laws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Capital Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue 240,000,000 shares of common stock, par value $1.00 per share, and 150,000 shares of preferred stock, par value $100 per share.

As of March 15, 2024, there were 57,688,908 shares of common stock outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Our Board of Directors is authorized to issue preferred stock, in one or more series, with such voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as determined by the Board of Directors and without any vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible financings and acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us. There are no shares of preferred stock outstanding.

Dividend Rights

Neither the DGCL nor our Certificate of Incorporation requires our Board of Directors to declare dividends on our common stock. The payment of dividends on our common stock is determined by our Board of Directors in its sole discretion and depends on business conditions, our financial condition, earnings and liquidity, and other factors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose.

Voting Rights

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, subject to any special voting rights applicable to any class of preferred stock that the Board of Directors authorizes. Holders of common stock will vote together with the holders of any shares of any authorized class of preferred stock who are entitled to vote with the holders of the common stock. Holders of our common stock do not possess cumulative voting rights.

Our By-Laws provide that in uncontested elections of directors, nominees receiving the affirmative vote of a majority of the votes cast with respect to that director’s election at a meeting at which a quorum is present are elected. A majority of votes cast means that the number of votes for a nominee must exceed the number of votes cast against that nominee; abstentions are not taken into account for this purpose. Our By-Laws further provide that in contested elections of directors, nominees need only receive a plurality of votes cast at a meeting at which a quorum is present to be elected, with the directors receiving the highest totals of affirmative votes being elected. All other corporate actions put to a stockholder vote are, pursuant to the DGCL, decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law, rule or regulation, including any stock exchange rule or regulation, applicable to us.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of shares of preferred stock, if any, then outstanding.

Certain Provisions of Our Certificate of Incorporation, By-Laws and Delaware Law

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation.

Under the DGCL, the holders of the outstanding shares of a class of our capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•        increase or decrease the aggregate number of authorized shares of such class;

•        increase or decrease the par value of the shares of such class; or

•        alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but does not so affect the entire class, then only the shares of the series so affected by the amendment are considered a separate class for the purposes of the DGCL.

Vacancies in our Board of Directors

Our By-Laws provide that any vacancy occurring in our Board of Directors for any reason may be filled by the vote of a majority of the remaining members of our Board of Directors then in office. Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, unless the director dies, resigns or otherwise leaves the Board of Directors before then.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called at any time by the Chair of the Board of Directors, the Chief Executive Officer, the President, the Board of Directors or the Executive Committee of the Board of Directors.

Our By-Laws further provide that the Secretary must call a special meeting upon the written request of the record holders of a majority of the outstanding shares, which request must state the purpose or purposes for which the meeting is to be called.

Under the DGCL, written notice of any special meeting must be given not less than 10 days nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Our By-Laws provide that nominations for the election of directors may be made by our Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our By-Laws.

If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our By-Laws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Proxy Access Nominations

Our By-Laws provide that we must include in our proxy statement for an annual meeting of stockholders the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our By-Laws by a single stockholder that satisfies (or by a group of no more than 20 stockholders that satisfy) various notice and other requirements specified in our By-Laws. Among other requirements, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for the preceding three years, at least 3% of the issued and outstanding shares of our common stock. The By-Law provision establishes a maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.

Stockholder Action by Written Consent without a Meeting

Our By-Laws provide that, unless otherwise restricted by our Certificate of Incorporation (not currently the case under our Certificate of Incorporation), any action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting where such consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our By-Laws also contain notice and procedural requirements applicable to persons seeking to have the stockholders authorize or take corporate action by written consent without a meeting.

Undesignated Preferred Stock

Our Board of Directors’ ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting powers, designations, preferences and other rights, designated from time to time by the Board of Directors. This may have the effect of delaying, deferring or preventing a change in control of us by means of a merger, tender offer, proxy contest or otherwise.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Listing

Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “PVH.”

Transfer Agent and Registrar

The transfer agent and registrar for PVH common stock is EQ Shareowner Services, 1110 Centre Point Curve, Mendota Heights, MN 55120.

Plan of Distribution

We or selling security holders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•        to or through underwriters, brokers or dealers;

•        directly by us or a selling security holder to one or more purchasers;

•        through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        through agents;

•        through a combination of any such methods of sale; or

•        through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had with us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.

In addition, we or any selling security holder may enter into option, share lending or other types of transactions that require us or such selling security holder to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or any selling security holder may enter into hedging transactions with respect to our securities. For example, we or such selling security holder may:

•        enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•        sell shares of common stock short and deliver the shares to close out short positions;

•        enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•        loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•        the offering terms, including the name or names of any underwriters, dealers or agents;

•        the purchase price of the securities and the net proceeds to be received by us from the sale;

•        any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•        any public offering price;

•        any discounts or concessions allowed or reallowed or paid to dealers; and

•        any securities exchange on which the securities may be listed.

If we or any selling security holders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•        at a fixed price or prices, which may be changed;

•        at market prices prevailing at the time of sale;

•        at prices related to such prevailing market prices;

•        at varying prices determined at the time of sale; or

•        at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling security holders may sell the securities through agents from time to time. If required, the applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions that we or any selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or any selling security holders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or any selling security holders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and by any selling security holder against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or any selling security holder in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

Validity of the Securities

Unless otherwise indicated in the applicable prospectus supplement, Wachtell, Lipton, Rosen & Katz, New York, New York, will issue an opinion about the legality of any common stock, preferred stock or debt securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel, which counsel shall be specified in the applicable prospectus supplement.

Experts

The consolidated financial statements and schedule of PVH Corp. appearing in PVH Corp.’s Annual Report (Form 10-K) for the fiscal year ended February 4, 2024, and the effectiveness of PVH Corp.’s internal control over financial reporting as of February 4, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and schedule are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and schedule and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.